SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12.

Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2006

Dear Shareholders:

On behalf of the Board of Directors of Medco Health Solutions, Inc., I cordially invite you to attend our 2006 Annual Meeting of Shareholders, which will be held on Wednesday, May 24, 2006 at 10:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

The purposes of this meeting are to elect four directors, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and act upon such other matters as may properly come before the Annual Meeting. Our Board of Directors recommends that you vote FOR the election of directors and the ratification of our independent registered public accounting firm. You will find attached a Notice of 2006 Annual Meeting of Shareholders and a Proxy Statement that contain more information about these proposals.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and return your Proxy Card in the enclosed postage-paid envelope, or vote via telephone or the Internet, as soon as possible. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

Sincerely,

David B. Snow, Jr.

Chairman of the Board and

Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, on May 24, 2006 at 10:00 a.m., for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect four Class III directors to the Board of Directors, to serve until the 2009 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 30, 2006; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 29, 2006 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You also have the option of voting your shares on the Internet or by telephone. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will automatically be revoked, and only your vote at the Annual Meeting will be counted.

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or about April 14, 2006 to shareholders entitled to vote. The Company’s 2005 Annual Report to Shareholders is also being mailed with the Proxy Statement.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President,

General Counsel and Secretary

Franklin Lakes, New Jersey

April 14, 2006

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

PROXY STATEMENT

MAY 24, 2006 10:00 a.m.

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

This Proxy Statement is furnished to the shareholders of record of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 24, 2006 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677. These proxy solicitation materials are first being mailed on or about April 14, 2006 to all shareholders entitled to vote at the Annual Meeting.

Admission to the Annual Meeting

Only record or beneficial owners of the Company’s Common Stock (“Common Stock”) may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Medco stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Medco stock, to:

Investor Relations Department

Medco Health Solutions, Inc.

100 Parsons Pond Drive, F1-6

Franklin Lakes, New Jersey 07417

Shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Electronic Access to the Annual Meeting

You may listen to the Annual Meeting via the Internet through the Investor Relations link on the Company’s website at www.medco.com/investor. Please go to the Company’s website early to register and download any necessary audio software.

Voting

Shareholders may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The Website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 23, 2006. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Tabulation of Votes

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of 2006 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. As of March 29, 2006, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, 304,181,478 shares of Common Stock, par value $0.01, were issued and outstanding. No shares of the Company’s preferred stock, par value $0.01, were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on March 29, 2006. Shareholders may not cumulate votes in the election of directors.

The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspector of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the four nominees who receive the greatest number of votes properly cast will be elected as Class III directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved. If you hold shares through a broker, follow the voting instructions you receive from the broker. Please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and the ratification of PricewaterhouseCoopers as the Company’s independent registered accounting firm.

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to the Company’s management.

A representative of Automatic Data Processing, Inc. will tabulate the votes and act as inspector of election.

Proxies

If the enclosed Proxy Card is properly signed and returned, then the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy Card does not specify how the shares represented thereby are to be voted, then the shares represented thereby will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld, and, if no contrary instructions are given, the shares represented thereby will be voted FOR the ratification of PricewaterhouseCoopers as the Company’s independent registered accounting firm. The shares represented by a proxy will be voted as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy Card dated with a later date with the Secretary of the Company, at the Company’s principal executive offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan will receive from the plan trustee separate voting instruction cards covering their shares held in the plan. The plan trustee will not vote shares for which no voting instructions are received from plan participants. Shares purchased through a Medco Health Solutions, Inc. employee stock purchase plan, including the Accredo Health, Incorporated Employee Stock Purchase Program, are held in brokerage accounts and are treated the same as other beneficially owned shares.

Other Matters

If any additional matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors will have the discretion to vote on those matters on behalf of those shareholders for whom they hold proxies.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company has engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $2,500, plus expenses.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure reduces the Company’s printing costs and postage fees. Each shareholder who participates in householding will continue to receive a separate Proxy Card.

The householding election that appears on the enclosed proxy card provides a means for you to notify the Company whether or not you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding. By marking “No,” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting ADP-ICS, either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Shareholder Meetings and Advance Notice Requirements for Shareholder Nominations and Proposals

The Company’s Second Amended and Restated Certificate of Incorporation provides that special meetings of holders of Common Stock may be called only by the Company’s Chairman of the Board of Directors, President, Chief Executive Officer or a majority of the Board of Directors and may not be called by holders of the Company’s Common Stock.

The Company’s bylaws require that advance notice be delivered to the Company of any business to be brought by a shareholder before an annual or special meeting of shareholders, and provide for procedures to be followed by shareholders in nominating persons for election to the Company’s Board of Directors. In the case of an annual meeting, shareholders generally are required to give written notice of a nomination or proposal to the Secretary of the Company not later than 90 days but no earlier than 120 days before the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, a shareholder must give notice of a nomination or proposal not earlier than 120 days prior to the new meeting date and not later than 90 days prior to the new meeting date or 10 days after the date on which the meeting is first announced publicly.

For special meetings, only business set forth in the notice of that special meeting may be conducted. If the Company’s Board of Directors determines that directors are to be elected at a special meeting, nominations for the election of directors at that special meeting will be permitted to be made only by the Company’s Board of Directors or by a shareholder who is a shareholder at the time notice is given and who will be entitled to vote at that special meeting. If the Company calls a special meeting of shareholders to elect directors, a shareholder will have to give notice of a nomination to the Secretary of the Company not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

With regard to either an annual or a special shareholder meeting, a shareholder’s notice to the Secretary of the Company is required to include specific information regarding the shareholder giving the notice, the director nominee or other business proposed by the shareholder, as applicable.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices no later than December 12, 2006 in order that they may be included in the Proxy Statement and Proxy Card relating to that meeting. Proposals should be sent to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. In addition, any proposal for consideration at the 2007 Annual Meeting of Shareholders submitted by a shareholder outside of the processes of Rule 14a-8 will be considered untimely unless it is received by the Secretary of the Company by February 23, 2007, but no earlier than January 25, 2007. The proxy solicited by the Board of Directors for the 2007 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals that are considered untimely.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1. Election of Directors

General

The Company’s Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of shareholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will continue until the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The number of directors that shall constitute the whole Board is ten, as determined by resolution of the Board in accordance with the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. The Board currently consists of nine persons, plus one vacancy in Class III, as follows:

Class I (current term ends upon the 2007 Annual Meeting of Shareholders)	Class II (current term ends upon 2008 Annual Meeting of Shareholders)	Class III (current term ends upon 2006 Annual Meeting of Shareholders)
David B. Snow, Jr.	John L. Cassis	Lawrence S. Lewin
Howard W. Barker, Jr., CPA	Michael Goldstein, CPA	Charles M. Lillis, Ph.D.
Brian L. Strom, M.D., M.P.H.	Blenda J. Wilson, Ph.D.	Edward H. Shortliffe, M.D., Ph.D. [vacancy]

The term of office for the three Class III directors listed above, Lawrence S. Lewin, Charles M. Lillis and Edward H. Shortliffe, expires at the Annual Meeting. The Board has selected Mr. Lewin, Mr. Lillis, Dr. Shortliffe and David D. Stevens as the nominees for the Class III directors to be elected at the Annual Meeting. Mr. Stevens is not currently a member of the Board of Directors and has been nominated by the Board of Directors, in accordance with the recommendation of the Corporate Governance and Nominating Committee, to fill a vacancy created by the Board of Directors in February 2006. The Class III directors elected will each serve for a term of three years, expiring at the 2009 Annual Meeting of Shareholders upon the due election and qualification of each of their successors.

The four nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them FOR each of the nominees named above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Term Ending Upon the 2006 Annual Meeting of Shareholders (Class III)

Lawrence S. Lewin, 67, served as the Chief Executive Officer of The Lewin Group, Inc. and its predecessors from 1970 to 1999. In addition, Mr. Lewin has been a trustee of H&Q Life Sciences Investors since 1992, and H&Q Healthcare Investors since 1987, and Chairman of each of those funds since 2000. He is also a director of CardioNet, Inc. and a trustee of Intermountain Health Care. Mr. Lewin has served as director of the Company since August 2003.

Charles M. Lillis, 64, is a co-founder and principal of LoneTree Capital Management, a private equity investing group with headquarters in Denver, Colorado. He is also co-founder and Managing Partner of Castle Pines Capital, LLC, which provides channel financing solutions to resellers in the technology industry. Mr. Lillis served as the Chairman of the Board and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through the acquisition of MediaOne Group, Inc. by AT&T Corp., which was completed in 2000. Mr. Lillis is a director of The Williams Companies, Inc., SUPERVALU Inc., SomaLogic Inc. and Washington Mutual, Inc. Mr. Lillis has served as director of the Company since January 2005.

Edward H. Shortliffe, M.D., Ph.D., 58, has been a professor at Columbia University since January 2000 and has held a number of other positions at Columbia University, including Chair of the Department of Biomedical Informatics for the College of Physicians and Surgeons and Director of Medical Informatics Services for the New York Presbyterian Hospital. From 1979 until 2000, Dr. Shortliffe was a professor at Stanford University School of Medicine and held a number of other positions at that university, including Associate Dean for Information Resources and Technology and Chief of the Division of General Internal Medicine. Dr. Shortliffe has served as director of the Company since August 2003.

David D. Stevens, 52, has served as Chief Executive Officer of Accredo Health, Incorporated (“Accredo”) following the merger of Accredo with a subsidiary of the Company in August 2005. Prior to that, Mr. Stevens served as the Chairman and Chief Executive Officer of Accredo from 1996 through 2005. He has served as the Chairman of Accredo Health Group, Inc., Accredo’s primary operating subsidiary, since March 2006. Mr. Stevens has over 30 years of experience in the healthcare industry, the majority of which have been spent in the healthcare services sector. Mr. Stevens serves on the Board of Directors of Thomas & Betts Corporation and Wright Medical Group, Inc. Mr. Stevens’ status as an employee of the Company is expected to end in August 2006.

Continuing Directors for Term Ending Upon the 2007 Annual Meeting of Shareholders (Class I)

David B. Snow, Jr., 51, has served as Chief Executive Officer and as a director of the Company since March 2003. Mr. Snow was appointed as Chairman in June 2003 and served as the Company’s President from March 2003 to March 2006. Mr. Snow came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Executive Vice President and Chief Operating Officer beginning in April 1999 and then held the position of President and Chief Operating Officer from March 2001 through January 2003. From April 1993 to April 1998, Mr. Snow was an Executive Vice President of Oxford Health Plans, a health maintenance organization, and was responsible for marketing, medical delivery systems, medical management and government programs.

Howard W. Barker, Jr., CPA, 59, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. Mr. Barker is also a director of, and serves as Chair of the Audit Committee of, priceline.com, Inc. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Barker has served as director of the Company since August 2003.

Brian L. Strom, M.D., M.P.H., 56, has been a professor at the University of Pennsylvania School of Medicine since 1980. He holds a number of other positions at the School of Medicine, including Chair of the Department of Biostatistics and Epidemiology, Director of the Center for Clinical Epidemiology and Biostatistics and Associate Vice Dean, University of Pennsylvania School of Medicine, and Associate Vice President for Strategic Integration, University of Pennsylvania Health System. Dr. Strom has served on the Drug Safety and Risk Management Committee for the U.S. Food and Drug Administration and as Chair of the Institute of Medicine’s Committee on Smallpox Vaccine Program Implementation. Dr. Strom has served as director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Shareholders (Class II)

John L. Cassis, 57, has served as a partner of Cross Atlantic Partners, Inc., a healthcare venture capital firm, since 1994. Mr. Cassis was formerly a director of Salomon Brothers Venture Capital, which he joined in 1986 and headed from 1990 to 1994. Mr. Cassis is also a director of Medivance, Inc.; Galt Associates, Inc.; Eximias Pharmaceutical Corp.; and Nutrition 21, Inc. Mr. Cassis has served as director of the Company since August 2003.

Michael Goldstein, CPA, 64, has served as Chairman of the Toys “R” Us Children’s Fund since June 2001. Mr. Goldstein was Chairman of Toys “R” Us, Inc. from February 1998 to June 2001, Chief Executive Officer from August 1999 to January 2000 and Vice Chairman and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is a director of 4Kids Entertainment, Inc.; United Retail Group, Inc.; Finlay Enterprises, Inc.; Martha Stewart Living Omnimedia, Inc. and Pacific Sunwear of California, Inc. Mr. Goldstein has served as director of the Company since August 2003.

Blenda J. Wilson, Ph.D., 65, has served as the President and Chief Executive Officer of the Nellie Mae Education Foundation since July 1999 and is currently Chair of the Board of the Federal Reserve Bank of Boston. Dr. Wilson was President of California State University, Northridge from 1992 to 1999 and also served as a director for UnionBanCal Corporation from 1993 to 1999. Dr. Wilson has served as director of the Company since August 2003.

Board Committees and Meetings

The Board of Directors held eleven meetings during the fiscal year ended December 31, 2005 (the “2005 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board of Directors does not have an executive committee. Each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2005 Fiscal Year. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

The Audit Committee of the Board of Directors serves to: (a) oversee the accounting and financial reporting processes of the Company, internal controls and audits of the financial statements and internal control over financial reporting of the Company; (b) assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm, and (v) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC. The Audit Committee’s Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Audit Committee’s Charter is available free of charge upon request directed to Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

The members of the Audit Committee are Mr. Barker (Chairman), Mr. Cassis and Mr. Goldstein. The Audit Committee held nine meetings during the 2005 Fiscal Year. The report of the Audit Committee is included herein on page 31.

The purposes of the Compensation Committee of the Board are (a) to assist the Board in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; (b) to assist the Board in discharging its responsibilities for compensating the Company’s directors and executives; and (c) to produce a Compensation Committee report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations and the applicable rules of the New York Stock Exchange. The Compensation Committee’s Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Compensation Committee’s Charter is available free of charge upon request directed to Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

The current members of the Compensation Committee are Mr. Cassis (Chairman), Mr. Barker, Mr. Lillis and Dr. Shortliffe. The Compensation Committee held seven meetings during the 2005 Fiscal Year. The report of the Compensation Committee is included herein on page 25.

The Corporate Governance and Nominating Committee of the Board of Directors meets periodically with management to advise upon and consider corporate governance matters. The purpose of the Corporate Governance and Nominating Committee is to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of shareholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; (c) recommend to the Board directors for appointment to each committee of the Board; (d) recommend to the Board a set of corporate governance principles applicable to the Company and, as necessary or advisable, recommend periodic amendments thereto; and (e) lead the Board and assist the various Committees of the Board in their respective annual self-evaluation reviews. In 2005, in addition to the annual Board and Committee self-evaluation processes, the Corporate Governance and Nominating Committee adopted an annual peer-to-peer evaluation process for all Board members. The Corporate Governance and Nominating Committee’s Charter is posted on the Company’s investor relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Corporate Governance and Nominating Committee’s Charter is available free of charge upon request directed to Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

The members of the Corporate Governance and Nominating Committee are Mr. Goldstein (Chairman), Mr. Lewin, Dr. Strom and Dr. Wilson. The Corporate Governance and Nominating Committee held five meetings during the 2005 Fiscal Year. The Company’s Statement on Corporate Governance is included below.

In addition to the Board’s primary committees, the Board maintains a Mergers and Acquisitions Committee for the purpose of reviewing, evaluating, negotiating and recommending strategic transactions and business opportunities that emerge from time to time. The members of the Mergers and Acquisitions Committee are Howard W. Barker, Jr., John L. Cassis and Michael Goldstein. The Mergers and Acquisitions Committee does not conduct regularly scheduled meetings, nor does it have a chairperson or a written charter. The Mergers and Acquisitions Committee met ten times during the 2005 Fiscal Year, primarily in connection with the Company’s August 2005 acquisition of Accredo Health, Incorporated.

The Board has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with shareholders. Michael Goldstein is currently the Company’s Lead Director.

Shareholders may contact any of the Company’s directors, including the Lead Director, a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Office of the Secretary, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance Department and approved by a majority of the Company’s independent directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of the Company’s subsidiaries. None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity with an executive officer who has served on either the Company’s Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director or executive officer, or any affiliate thereof, is a party that would be material and adverse to the Company.

Compensation of Directors

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $40,000 and a meeting fee of $1,000 for each Board and Committee meeting attended. The Lead Director and the Chairpersons of the Compensation Committee and Corporate Governance and Nominating Committee are compensated for such services by an annual retainer of $10,000. The Chairperson of the Audit Committee is compensated for such service by an annual retainer of $20,000, and each other member of the Audit Committee receives an annual retainer of $5,000. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies.

Non-employee directors are also granted 6,000 restricted stock units and options to purchase 8,000 shares of the Company’s Common Stock upon initial election to the Board. In addition, they will receive an annual grant of 2,000 restricted stock units and an annual grant of 8,000 nonqualified stock options to purchase shares of Common Stock. Such grants are made on the date of the annual meeting of shareholders. Restricted stock units are automatically deferred and cannot be converted into Common Stock while the director serves on the Board. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange (“NYSE”). Options and restricted stock units vest one year after they are granted.

Shareholder Approval

Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the shareholders vote FOR the election of Mr. Lewin, Mr. Lillis, Dr. Shortliffe and Mr. Stevens to the Board of Directors.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company during the fiscal year ending December 30, 2006, and is asking the shareholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2002 and is considered by management to be well qualified. The Company’s organizational documents do not require that the Company’s shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The Company is doing so because it believes it is a matter of good corporate practice.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. On an annual basis, the Audit Committee reviews and provides pre-approval for certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the 2005 and 2004 Fiscal Years

Audit Fees

PricewaterhouseCoopers LLP’s fees for professional services for fiscal years 2005 and 2004 related to the audits of annual financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of quarterly financial statements and SEC filings, including registration statements pertaining to the Company’s acquisition of Accredo Health, Incorporated, and statutory audits. Such fees approximated $2,481,000 in 2005 and $1,864,000 in 2004.

Audit-Related Fees

Fees for audit-related services for fiscal years 2005 and 2004, related to due diligence assistance pertaining to the Accredo acquisition, SAS 70 reviews and employee benefit plan audits, approximated $649,000 and $148,000, respectively.

Tax Fees

Fees for tax services for fiscal years 2005 and 2004 related to state income tax apportionment analyses, transfer pricing reviews, assistance with state income tax rulings, consultations on federal tax return matters and the review of tax returns. Such fees approximated $44,000 in 2005 and $613,000 in 2004.

All Other Fees

Fees for other services for fiscal year 2005 were $3,000 and were related to software license fees for an accounting standards research tool. There were no fees for other services in fiscal year 2004.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2006.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of March 1, 2006, by:

•	each of the Company’s directors and nominees for director;

•	each of the Company’s executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement;

•	each of the Company’s directors and executive officers as a group; and

•	each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of the Company’s Common Stock.

The following table gives effect to the shares of Common Stock issuable within 60 days of March 1, 2006 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the tables directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Howard W. Barker, Jr.(2)	Director	17,012	*

John L. Cassis(3)	Director	19,000	*

Michael Goldstein(4)	Director	19,000	*

Lawrence S. Lewin(5)	Director	16,828	*

Charles M. Lillis(6)	Director	14,500	*

Edward H. Shortliffe(7)	Director	16,000	*

Brian L. Strom(8)	Director	16,000	*

Blenda J. Wilson(9)	Director	16,000	*

David D. Stevens	Director Nominee	48,868	*

David B. Snow, Jr.(10)	Chairman and Chief Executive Officer	222,933	*

Kenneth O. Klepper(11)	President and Chief Operating Officer	84,022	*

Glenn C. Taylor(12)	Group President, Key Accounts	153,287	*

JoAnn A. Reed(13)	Senior Vice President, Finance and Chief Financial Officer	493,822	*

Brian T. Griffin(14)	Group President, Health Plans	369,656	*

All Directors and Executive Officers as a group		2,432,546	*

(*)	Represents less than 1% of outstanding shares of common stock.
(1)	The number of shares of common stock outstanding as of March 1, 2006 was 304,437,871.
(2)	Mr. Barker’s beneficially owned stock includes 1,012 shares owned outright, 8,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(3)	Mr. Cassis’ beneficially owned stock includes 3,000 shares owned outright, 8,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(4)	Mr. Goldstein’s beneficially owned stock includes 3,000 shares owned outright, 8,000 restricted stock units fully vested but deferred until retirement, and 8,000 options that are fully vested and exercisable.
(5)	Mr. Lewin’s beneficially owned stock includes 578 shares owned outright, 250 shares owned by his spouse, 8,000 restricted stock units fully vested but deferred until retirement, 8,000 options that are fully vested and exercisable.
(6)	Mr. Lillis’ beneficially owned stock includes 500 shares owned outright, 6,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(7)	Dr. Shortliffe’s beneficially owned stock includes 8,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(8)	Dr. Strom’s beneficially owned stock includes 8,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(9)	Dr. Wilson’s beneficially owned stock includes 8,000 restricted stock units fully vested but deferred until retirement and 8,000 options that are fully vested and exercisable.
(10)	Mr. Snow’s beneficially owned stock reflects 222,933 options that are currently exercisable.
(11)	Mr. Klepper’s beneficially owned stock reflects 14,122 shares owned outright and 69,900 options that are currently exercisable.
(12)	Mr. Taylor’s beneficially owned stock reflects 60,313 shares owned outright and 92,974 options that are currently exercisable.
(13)	Ms. Reed’s beneficially owned stock reflects 17,275 shares owned outright, 1,034 shares held in the Company’s 401(k) Plan and 475,513 options that are currently exercisable.
(14)	Mr. Griffin’s beneficially owned stock reflects 12,073 shares owned outright, 15,100 vested but deferred restricted stock units, 1,073 shares held in the Company’s 401(k) Plan and 341,410 options that are currently exercisable.

Beneficial Owners of More than Five Percent

Name and Address	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, California 90071	17,044,300	5.5%

(1)	Beneficial ownership information was obtained from the Schedule 13G filed by Capital Research and Management Company (“CRMC”) on February 10, 2006. With respect to the 17,044,300 shares beneficially owned, CRMC has sole voting power over 7,583,300 of the shares, shared voting power as to none of the shares, sole dispositive power over 17,044,300 of the shares and shared dispositive power as to none of the shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information Concerning Executive Officers Who Are Not Directors

The executive officers of the Company, and their ages and positions as of the date hereof are as follows:

Bryan D. Birch, 40, has served as Group President, Employer Accounts since March 2006. Mr. Birch served as Group President, Systemed, from January 2004 through March 2006. Mr. Birch joined the Company in July 2003 as President of Systemed, L.L.C. and since that time has been responsible for sales, account management, marketing, and clinical and pricing areas as they relate to the Company’s mid-size clients and third-party administrators. Since March 2006, Mr. Birch has been responsible for most of the Company’s large employer accounts. Mr. Birch served as Senior Vice President, Chief Sales Officer of WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from June 2000 through June 2003. From January 1999 to June 2000, Mr. Birch was an Executive Vice President and Founder of iHealth Technologies, a claims editing company. From June 1995 to January 1999, Mr. Birch was the Chief Executive Officer of Oxford Health Plans’ Connecticut Division. From August 1992 to July 1995, Mr. Birch was the Corporate Director of Medical Delivery for Oxford Health Plans, responsible for all contracting initiatives.

John P. Driscoll, 46, has served as Senior Vice President, Product and Business Development since joining the Company in June 2003. Mr. Driscoll came to the Company from Oak Investment Partners, a venture capital firm, where he served as an advisor on healthcare investments from January 2002 through May 2003. Mr. Driscoll held the position of Executive Vice President of Walker Digital from January 2000 to December 2001. Mr. Driscoll served in a number of senior positions at Oxford Health Plans from 1991 through 1999, including, most recently, as its Corporate Vice President, Government Programs. Mr. Driscoll is responsible for product and business development, clinical product management, health management, retail and pharmacy network management, healthcare operations, and project planning and development.

Robert S. Epstein, M.D., M.S., 50, has served as the Company’s Senior Vice President, Medical Affairs and Chief Medical Officer since 1997. Dr. Epstein is responsible for formulary development, clinical guidelines, drug information services and accreditation oversight. He is also responsible for client and product reporting, analytics and automated informatics tools. Dr. Epstein joined the Company in 1995 as Vice President of Outcomes Research.

Brian T. Griffin, 47, has served as the Company’s Group President, Health Plans since January 2004. From January 1999 through December 2003 he served as Senior Vice President, Sales and was responsible for sales on a national basis. From November 1995 to December 1998, Mr. Griffin led the Insurance Carrier customer group and was responsible for sales within the Insurance Carrier Blue Cross/Blue Shield and Third-Party Administrator Markets. Mr. Griffin joined the Company in 1987.

Kenneth O. Klepper, 52, has served as President and Chief Operating Officer since March 2006. Mr. Klepper joined the Company in June 2003 and served as Executive Vice President, Chief Operating Officer from June 2003 through March 2006. Mr. Klepper came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Senior Vice President, Process Champion from March 1995 to August 1999, and then held the position of Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003. Mr. Klepper is responsible for information technology, customer service, pharmacy operations, facilities management, specialty pharmacy and change management.

David S. Machlowitz, 52, has served as Senior Vice President and General Counsel since May 2000, and is responsible for overseeing the Company’s legal affairs. Mr. Machlowitz was appointed as Secretary in April

2002. Additionally, Mr. Machlowitz’s responsibilities include Government Affairs, Public Affairs, Privacy and Regulatory Compliance. Mr. Machlowitz joined the Company from Siemens Corporation, a diversified healthcare, information and electronics technology conglomerate, where he served as Deputy General Counsel from October 1999 to May 2000. Previously, he served as General Counsel and Corporate Secretary of Siemens Medical Systems Inc. from April 1992 to October 1998 and as Associate General Counsel of Siemens Corporation from October 1, 1994 to October 1999.

Arthur H. Nardin, 46, has served as the Company’s Senior Vice President, Pharmaceutical Contracting since January 1999. Mr. Nardin is responsible for negotiating contracts with pharmaceutical manufacturers, drug purchasing analysis and consulting with clients on formulary drug lists and plan design. From November 1995 to December 1998, Mr. Nardin served as the Company’s Vice President, Special Drug Purchasing and Analysis. Mr. Nardin joined the Company in June 1988 as Manager of Financial Analysis.

Karin Princivalle, 49, has served as Senior Vice President, Human Resources since joining the Company in May 2001, and is responsible for company-wide human resource activities. Ms. Princivalle joined the Company from TradeOut.com, an online business-to-business marketplace, where she served as Vice President for Human Resources from February 2000 to May 2001. Previously, she served as the Vice President of Human Resources for Citigroup’s North American bankcards business from May 1998 to August 2000 and Vice President of Human Resources for Citigroup’s Consumer Businesses in Central/Eastern Europe, Middle East, Africa and Asia from March 1997 to May 1998.

JoAnn A. Reed, 50, has served as Senior Vice President, Finance since 1992, and Chief Financial Officer since 1996. Ms. Reed is responsible for all financial activities, including accounting, reporting, treasury, tax, planning, analysis, procurement, audit, investor relations and financial evaluation. Ms. Reed joined the Company in 1988, initially serving as Director of Financial Planning and Analysis and later as Vice President/Controller for the Company’s former subsidiary, PAID Prescriptions, L.L.C. Prior to joining the Company, she worked for Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed is a nominee to the Board of Directors at Waters Corp. and the Board of Trustees of St. Mary’s College of Notre Dame, Indiana.

Richard J. Rubino, 48, has served as Senior Vice President and Controller since April 2005, and is responsible for accounting and financial reporting, financial systems, and client and pharmaceutical manufacturer accounts receivable. Mr. Rubino joined the Company in May 1993. In July 1995, Mr. Rubino assumed the role of Vice President, Planning with responsibility for financial, business and strategic planning. He became the Vice President and Controller in June 1998, with responsibility for accounting and financial reporting. He is the Company’s Chief Accounting Officer. Mr. Rubino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Jack A. Smith, 58, has served as Senior Vice President, Chief Marketing Officer since joining the Company in June 2003 and is responsible for all branding and communication programs. Mr. Smith served as the Senior Vice President, Chief Marketing Officer for WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from August 1999 to November 2002, and was the Senior Vice President, Marketing Director for RR Donnelley & Sons from June 1997 to July 1999. Mr. Smith worked as a consultant for the Gartner Group, an information and consulting company, during 2003 prior to joining the Company. He has also held marketing positions at The Readers Digest Association, Inc., Nestle Foods and Unilever. Mr. Smith is responsible for marketing communications and branding, member services, home delivery programs, plan administration and physician strategy.

David D. Stevens, 52, has served as Chief Executive Officer of Accredo following the merger of Accredo with a subsidiary of the Company in August 2005. Prior to that, Mr. Stevens served as the Chairman and Chief Executive Officer of Accredo from 1996 through 2005. He has served as the Chairman of Accredo Health Group, Inc., Accredo’s primary operating subsidiary, since March 2006. Mr. Stevens has over 30 years of experience in the healthcare industry, the majority of which have been spent in the healthcare services sector. Mr. Stevens serves on the Board of Directors of Thomas & Betts Corporation and Wright Medical Group, Inc. Mr. Stevens’ status as an employee of the Company is expected to end in August 2006.

Glenn C. Taylor, 54, has served as Group President, Key Accounts since January 2004. From April 2002 through December 2003, he served as Senior Vice President, Account Management. Mr. Taylor served as President of the Company’s UnitedHealth Group Division from February 1999 to April 2002. From April 1997 to January 1999, Mr. Taylor held positions with Merck & Co., Inc. as Regional Vice President of the Southeast and Central business groups. From May 1993 to March 1997, Mr. Taylor was the Company’s Senior Vice President of Sales and Account Management. Mr. Taylor joined the Company in May 1993 as a result of the Company’s acquisition of FlexRx, Inc. a pharmacy benefit manager in Pittsburgh, Pennsylvania, where Mr. Taylor was President.

Timothy C. Wentworth, 45, has served as the President and Chief Executive Officer of Accredo Health Group, Inc. since March 2006. From January 2004 to March 2006, Mr. Wentworth served as the Company’s Group President, National Accounts. From April 2002 through December 2003, he served as Executive Vice President, Client Strategy and Service and was responsible for client relationships and developing and implementing strategies to acquire and renew clients. Mr. Wentworth joined the Company as Senior Vice President, Account Management in December 1998 from Mary Kay, Inc., where he spent five years, serving initially as Senior Vice President of Human Resources and subsequently as President-International.

Summary of Cash and Certain Other Compensation

The following table sets forth all compensation earned by the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 2005 Fiscal Year was in excess of $100,000. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2005 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)
David B. Snow, Jr.(3) Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	1,073,462 947,692 600,000	$ $ $	1,500,000 950,000 800,000	— — —	$ $	2,340,700 — 2,489,720	192,600 238,100 317,100	$ $ $	9,450 9,225 29,154

Kenneth O. Klepper(4) President and Chief Operating Officer	2005 2004 2003		563,067 460,000 238,846		525,000 370,000 161,000	— — —		903,350 — 670,000	49,700 180,000 100,000		9,450 9,225 —

Glenn C. Taylor Group President, Key Accounts	2005 2004 2003		394,766 380,000 355,307		375,000 200,000 210,000	— — —		412,960 — 412,720	22,720 65,000 304,300		9,450 9,225 9,000

JoAnn A. Reed Senior Vice President, Finance and Chief Financial Officer	2005 2004 2003		435,624 385,951 368,299		310,000 225,000 195,000	— — —		451,675 — 383,240	24,850 68,000 317,500		9,450 9,225 9,000

Brian T. Griffin Group President, Health Plans	2005 2004 2003		394,766 380,000 371,900		350,200 120,000 190,000	— — —		348,435 — 404,680	19,170 52,000 314,900		9,450 9,225 9,000

(1)	The aggregate holdings and market value of the restricted stock units held on December 31, 2005 (based on a closing price of $55.80) by the Named Executive Officers are: Mr. Snow, 145,500 ($8,118,900); Mr. Klepper, 45,300 ($2,527,740); Mr. Taylor, 9,280 ($517,824); Ms. Reed, 10,150 ($566,370) and Mr. Griffin, 7,830 ($436,914).
(2)	Except as specifically noted for Mr. Snow, the amounts listed under All Other Compensation represent employer match under the Company’s 401(k) plan.
(3)	Mr. Snow’s current position became effective March 1, 2006. Mr. Snow’s employment commenced on March 31, 2003 as Chief Executive Officer and President. On June 9, 2003, Mr. Snow was also appointed Chairman of the Board of Directors. Mr. Snow’s All Other Compensation for 2003 included an employer matching contribution of $4,154 and $25,000 in legal fees incurred in connection with the negotiation of Mr. Snow’s employment agreement.
(4)	Mr. Klepper’s employment with the Company commenced on June 23, 2003. Mr. Klepper served as Executive Vice President and Chief Operating Officer through March 1, 2006.

Stock Options and Stock Appreciation Rights

The following table sets forth information regarding options granted to the Named Executive Officers during the 2005 Fiscal Year. The Company has never granted any stock appreciation rights.

Options Grants in Fiscal Year 2005

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)(2)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
David B. Snow, Jr	192,600	5.02%	$44.19	2/24/15	$5,352,500	$13,564,300

Kenneth O. Klepper	49,700	1.30%	44.19	2/24/15	$1,381,200	$3,500,200

Glenn C. Taylor	22,720	0.59%	44.19	2/24/15	$631,400	$1,600,100

JoAnn A. Reed	24,850	0.65%	44.19	2/24/15	$690,600	$1,750,100

Brian T. Griffin	19,170	0.50%	44.19	2/24/15	$532,800	$1,350,100

(1)	The options will vest in three equal annual installments beginning on February 25, 2006.
(2)	Based on 3,833,500 options granted to all Company employees during 2005.
(3)	These amounts, based on assumed appreciation rates of 5% and 10% of the Company’s stock price over the exercise period of the applicable grant, as prescribed by SEC rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-The-Money Options at Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David B. Snow, Jr	0	$0	79,367	668,433	$1,848,457	$17,340,394

Kenneth O. Klepper	66,666	2,005,313	26,667	236,367	621,074	4,889,828

Glenn C. Taylor	333,943	8,822,385	21,667	92,719	504,624	2,043,119

JoAnn A. Reed	0	0	400,262	100,183	11,372,523	2,210,714

Brian T. Griffin	127,626	3,561,768	272,587	83,837	7,731,657	1,896,358

(1)	The value of unexercisable and exercisable in-the-money options, which are options that have a per share exercise price that is less than the fair market value of the Company’s common stock, as of December 31, 2005 was determined by taking the difference between the fair market value of a share of the Company’s common stock on December 31, 2005 ($55.80 per share) and the option exercise price, multiplied by the number of shares underlying the options as of that date.

Equity Compensation Plan Information

	Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2002 Stock Incentive Plan	17,147,056		$ 32.23(1)	22,647,410
	Employee Stock Purchase Plan	39,182			304,775

Equity compensation plans not approved by security holders	2002 Accredo Long Term-Incentive Plan	2,354,420	(2)	$ 40.21(3)	803,174

	Total	19,540,658			23,755,359

(1)	Restricted Stock Units, totaling 1,329,050 at December 31, 2005, which were issued under the 2002 Stock Incentive Plan are not included in the weighted average computation.
(2)	In connection with the merger of Accredo Health, Incorporated into a subsidiary of the Company on August 18, 2005, the Company assumed options with respect to 795,089 shares (after giving effect to the exchange ratio provided in the merger agreement) under two plans maintained by Accredo (the 1999 Stock Option Plan and the 1996 Stock Option Plan) having a weighted average exercise price of $23.19. No further awards will be made from those plans. Statistics regarding the assumed options are not included in the above table. The Company assumed the Accredo Health, Incorporated 2002 Long-Term Incentive Plan and the options that had been granted under that plan as of August 18, 2005. Statistics regarding awards made under the 2002 Long-Term Incentive Plan are included in the table. Details about the 2002 Long-Term Incentive Plan are set forth in the narrative that follows the table.
(3)	Shares which were issued for the Employee Stock Purchase Program under the 2002 Accredo Long Term Incentive Plan are not included in the weighted average computation.

Medco Health Solutions, Inc. 2002 Stock Incentive Plan

The Company maintains the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (“MHS Plan”) which was approved by shareholders on May 31, 2005. The MHS Plan authorizes the grant of options, restricted stock units and other share based awards to employees, officers and directors. As of December 31, 2005, awards with respect to 17,147,056 shares of the Company’s common stock were outstanding under the MHS Plan and 22,647,410 shares remain available for grant. Options granted have either a five or ten year term and generally vest and become fully exercisable over a period of three years of continued employment. Options are granted at 100% of the fair market value of the underlying stock on the date of grant. Restricted stock units and other full-value awards are limited to ten percent of the shares authorized for issuance under the MHS Plan. As of December 31, 2005, restricted stock units with respect to 1,329,050 shares were outstanding.

Accredo Health, Incorporated 2002 Long-Term Incentive Plan

In connection with the merger of Accredo Health, Incorporated with a Company subsidiary, the Company assumed the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (“Accredo Plan”). The Accredo Plan has not been approved by the Company’s shareholders, however the Accredo Plan had been approved by Accredo’s shareholders, most recently in November 2004. As of August 18, 2005, the date of the merger, awards with respect to 3,773,169 shares of Company stock were issued and outstanding under the Accredo Plan and 1,838,526 shares remained available for issuance. As of December 31, 2005, options with respect to 2,354,420 shares of the Company’s common stock were outstanding under the Accredo Plan and 112,957 shares of restricted stock had been awarded. In addition, as of December 31, 2005, 803,174 shares remained available for grant.

The Accredo Plan authorizes the grant of options and restricted stock to employees and officers of Accredo Health, Incorporated and its subsidiaries. Options are granted in the form of incentive stock options and/or nonqualified stock options. Options granted generally have a ten year term and generally vest and become fully exercisable over a period of four years of continued employment. Options are granted at 100% of the fair market value of the underlying stock on the date of grant. Restricted stock and other full-value awards are limited to ten percent of the shares authorized for issuance under the Accredo Plan. The Company offers an employee stock purchase program as a feature of the Accredo Plan. Through the program, employees are able to purchase Company stock during six-month offering periods at a 15% discount. Up to 100,000 shares of Company stock can be offered through the program. Shares purchased under the program are counted against the full-value share limitation.

Annual Benefits Payable Under the Company’s Retirement Plans

The Company maintains two defined benefit retirement plans for its employees, the Medco Health Solutions, Inc. Cash Balance Retirement Plan, a tax-qualified plan covering most of the Company’s employees, and the Medco Health Solutions, Inc. Supplemental Employee Retirement Plan, an unfunded plan that covers the Company’s more highly paid, non-union employees. The Medco Health Supplemental Employee Retirement Plan, which was adopted as of January 1, 1998, is intended to provide benefits that the Medco Health Cash Balance Retirement Plan does not provide because of limitations on those benefits stipulated by the Internal Revenue Code. If eligible, an individual participates in both plans as the Medco Health Supplemental Employee Retirement Plan does not replace the Medco Health Cash Balance Retirement Plan. The plans do not provide for an offset for Social Security benefits.

Mr. Snow and the Named Executive Officers participate in the Medco Health Cash Balance Retirement Plan and the Medco Health Supplemental Employee Retirement Plan. A participant’s retirement income is determined in accordance with the following formula: for each calendar year, a participant’s aggregate accrued benefit under the plans, stated as a lump sum value as of January 1 of the calendar year, is increased by an amount equal to the sum of (1) 3.5% of base pay for years of service one through 10, and 4.5% of base pay thereafter as defined in the Medco Health Cash Balance Retirement Plan and (2) the amount of credited interest calculated for the calendar year. A participant in the plans vests in 20% of the participant’s accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter. The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Snow and the Named Executive Officers is: $88,945 for Mr. Snow, $42,158 for Mr. Klepper, $31,829 for Mr. Taylor, $58,717 for Ms. Reed and $71,679 for Mr. Griffin. These estimates were derived on the basis of the following assumptions: employment will continue to age 65; base salary will increase by 3.5% per year; the interest credit rate will be 3.25% per year; and the annuity conversion rate will be 5.0%.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company is a party to agreements with its Named Executive Officers (other than Mr. Snow whose employment agreement is described below) and certain other employees. These agreements provide that the covered employees will refrain from competitive activity during and within one or two years after termination of their employment. The competitive activity covered by the agreements includes providing services to the Company’s competitors, soliciting the Company’s employees and customers, and disclosing the Company’s confidential information.

In addition, the Company maintains the 2006 Executive Severance Plan and the 2006 Change in Control Executive Severance Plan for the benefit of executive officers (other than Mr. Snow). The 2006 Executive Severance Plan provides for a cash payment equal to one year of base salary plus pro rata bonus and up to twelve months of healthcare coverage in the event of a termination of employment without cause. The 2006 Change in Control Plan provides for a cash payment equal to two times the sum of the executive’s base salary plus bonus, a pro-rated bonus for the year of termination and up to twelve months of healthcare continuation. Payments under the Change in Control Plan are offset by any other severance payments made to an executive. Neither plan provides for gross-up payments and both plans comply with the new requirements for deferred compensation. Mr. Snow is entitled to severance payments and benefits under his employment agreement rather than this plan. See “Employment Agreement with David B. Snow, Jr.”

Employment Agreement with David B. Snow, Jr.

The Company is a party to an agreement with David B. Snow, Jr., pursuant to which he serves as Chairman and Chief Executive Officer. Mr. Snow held the title of President from the date his employment began through March 1, 2006. Mr. Snow’s employment agreement will continue in effect until March 31, 2008 unless terminated earlier by the Company or by Mr. Snow as described below.

Pursuant to the agreement, Mr. Snow’s minimum base salary is $800,000 and is subject to periodic review. In addition, Mr. Snow is eligible to participate in the Company’s annual incentive bonus plan at a target bonus level equal to 100% of his base salary at the end of the prior calendar year. Mr. Snow is eligible to participate in the employee benefit programs that the Company makes available to its senior executives, and he is eligible to receive perquisites such as financial planning services and an automobile allowance.

The agreement provides that Mr. Snow is entitled to receive annual long-term incentive awards. Mr. Snow’s initial annual long-term incentive award in 2004 had an economic value of $4,800,000 and is the target for subsequent annual long-term incentive awards.

The Company may terminate Mr. Snow’s employment at any time with or without cause, and Mr. Snow may terminate his employment for good reason (as these terms are defined in the agreement). If the Company terminates Mr. Snow’s employment without cause or by reason of disability, or if Mr. Snow terminates his agreement for good reason, Mr. Snow will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to two times, or one time in the case of disability, the sum of his current base salary plus his most recent annual bonus (together with health benefit continuation for 24 months, or 12 months in the case of disability). These severance payments will be paid in 24 equal monthly installments, or 12 equal monthly installments in the case of disability, and are conditioned upon Mr. Snow’s continued compliance with non-competition, non-solicitation, confidentiality and other covenants. Certain of Mr. Snow’s options and all restricted stock units are subject to pro-rated vesting. In the event that Mr. Snow’s employment is terminated within one year of a change in control, Mr. Snow will be entitled to receive, in addition to benefits previously earned, severance in a lump sum amount equal to three times the sum of his current base salary plus his most recent annual bonus (together with health benefit continuation for 12 months), and the foregoing severance payment will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing severance payments are conditioned upon Mr. Snow’s execution of a general release of claims.

Employment Arrangements with David D. Stevens

In connection with the merger of Accredo Health, Incorporated with a subsidiary of the Company, Accredo and the Company entered into an employment arrangement with David D. Stevens. The employment arrangement became effective on August 18, 2005, the date of the merger. The employment arrangement entitles Mr. Stevens to a minimum annual base salary of $515,052 and a guaranteed minimum bonus for the July 1 through December 31, 2005 time period equal to 30% of base salary. Mr. Stevens is eligible for discretionary incentive bonuses in future years under the bonus program maintained for Accredo. At the effective time of the merger, Mr. Stevens was granted 20,752 shares of restricted stock that will vest in August 2006. In connection with the regular annual compensation process, Mr. Stevens received options to purchase 70,000 shares of the Company’s common stock in September 2005. The options vest over a four-year period and have an exercise price of $54.37, the fair market value of the Company’s stock on the grant date. The options will continue to vest following Mr. Stevens’ termination of employment as long as he continues to serve as a member of the Board of Directors. In addition, Mr. Stevens will be entitled to a cash retention award of $515,052 on August 18, 2006 (or earlier if his employment is terminated for good reason or by the Company other than for cause). Upon termination of employment, Mr. Stevens is eligible to receive continuing health coverage for up to two years. In connection with the merger, Mr. Stevens agreed to remain an employee of the Company for one year following the merger’s effective date. He has advised the Company that he expects to end his status as an employee of the Company in August 2006.

Mr. Stevens’ employment arrangements further provide that he is eligible for coverage under all employee benefit plans available to other executives of the Company. While employed, Mr. Stevens is eligible to participate in the Accredo Deferred Compensation Plan. The plan allows Mr. Stevens and other Accredo executives to defer salary and bonus and receive matching contributions that cannot be made under the 401(k) Savings Plan maintained by Accredo. The Company agreed to continue executive matching contributions under the plan through 2007 in accordance with past practice. In 2005, Mr. Stevens was eligible for a contribution of $42,000 in addition to the amount of matching contributions that would have been made under the 401(k) Plan. Mr. Stevens is not eligible for contributions under the plan after his employment terminates, even if he remains as a member of the Board of Directors.

Mr. Stevens is subject to a National Restrictive Covenant and Confidentiality Agreement and the Proprietary Rights Agreement pursuant to which Mr. Stevens has agreed not to compete with the Company or its subsidiaries for two years following termination of his employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has furnished the following report on executive compensation for the fiscal year ended December 31, 2005.

The Compensation Committee of the board of directors (the “Committee”) is composed of independent, non-employee directors. The Committee’s primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company’s executives. The Committee regularly reviews the effectiveness and competitiveness of Medco’s executive compensation structure. All compensation awarded or paid to executive officers in 2005 was approved by the Board of Directors on recommendation of the Compensation Committee.

The Company’s executive compensation philosophy

The Company’s compensation programs are designed to attract, retain and motivate executives who possess high-caliber skills and talents to achieve business success and drive shareholder value. The programs are designed to be competitive with similarly situated companies that are competitors for executive talent and to focus on both short-and long-term performance as measured by financial results and value creation for shareholders. Performance measures are designed to support the Company’s business strategies. A significant portion of each executive’s total compensation is tied directly to the financial performance of the Company.

The Company’s compensation program has three key components: base salary; performance-based annual cash bonus; and long-term incentives in the form of stock-based awards including stock options, restricted stock units and/or restricted stock.

During 2004, the Compensation Committee, with advice and assistance from an independent compensation consultant retained by the Committee, devoted extensive attention to redesigning its approach to long-term incentives. The redesign efforts were completed late in 2004, and the new processes were implemented beginning in fiscal year 2005.

In making compensation decisions with respect to executive compensation, the Committee considers competitive compensation levels supplied by nationally known compensation consulting firms which include companies similar in size and scope in the pharmacy benefits, healthcare and general industry sectors. These represent a broad sample of the industries in which the Company competes for products, services and talent. This includes but is a broader and more diverse set of companies than those included in the peer group index presented in the Performance Graph on page 30.

The Committee uses these comparisons as one factor in determining the expected total value of salary, annual incentives and long-term incentives for executive officers. Total compensation is generally targeted at approximately the 50th percentile of competitive compensation practices. In so doing, the Committee considers compensation data ranging between the 50th and 75th percentiles of competitive compensation practices. Compensation in excess of the 50th percentile is awarded for superior performance.

The Committee believes that a significant portion of an executive’s total compensation should be performance based. As such, the Committee limits fixed compensation to approximately 25% of targeted compensation. The remaining compensation opportunity is not guaranteed and the value to the executive is based on the executive’s and the Company’s performance.

Executive compensation policies

Base Salary

Base salary generally represents approximately 25% of an executive officer’s total targeted compensation. For Mr. Snow, however, base salary represents approximately 10% of his targeted compensation. Executive officers’ base salaries are determined with reference to competitive market data for comparable positions in the marketplace and are targeted at the 50th percentile of salaries of similar positions at the benchmark companies. Base salary is adjusted to reflect the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. The Committee also considers the recommendations made by the Chief Executive Officer with respect to his management team. Mr. Snow’s salary is set by the Committee consistent with the foregoing and in accordance with the requirements of his employment agreement.

Annual bonuses

The executive officers of the Company, including the named executive officers, are eligible each year for an annual cash bonus pursuant to the Company’s Executive Annual Incentive Plan (“EAIP”). The EAIP was approved by shareholders at the 2005 Annual Meeting of Shareholders. Annual bonus opportunity represents approximately 20% of Mr. Snow’s targeted total compensation and 15% of targeted total compensation for the other executives.

At the beginning of each performance year, the Compensation Committee establishes performance goals for the Company and bonus targets and maximums for the individual executives. The performance goals are established through a process that includes input from senior management and results in a recommendation from the Chief Executive Officer. For each of the Company’s performance goals, there is a formula that establishes a payout range around the target bonus allocation with a minimum below which no payment will be made and an established upper cap (generally 150% of target). The formula determines the total bonus funding. The EAIP bonus funding is determined in conjunction with the funding of the Company’s Annual Incentive Plan.

Target and maximum bonus opportunities are established by the Committee with the assistance of its compensation consultant. The target bonus for each executive is significantly below the maximum bonus limit established under the EAIP. The maximum bonus awards are established under the EAIP in compliance with Section 162(m) of the Internal Revenue Code. Finally, the Committee establishes individual performance goals and objectives for the Chief Executive Officer and the Chief Executive Officer establishes individual goals and objectives with the other executive officers.

After the end of the fiscal year, the Committee reviews the Company’s actual performance against each of the performance goals established at the outset of the year. This establishes the total bonus pool. A similar process is used under the Company’s Annual Incentive Plan applicable to non-executive employees. The Committee meets with the Chief Executive Officer and undertakes a thorough evaluation of each executive’s individual performance against goals. As a result, the Committee’s bonus decisions take into account each executive’s personal performance and contribution during the year. In order to provide the Committee with the flexibility to reward executives for superior performance yet comply with the requirements of Section 162(m) of the Code, the EAIP establishes an upper limit and the Compensation Committee can and does exercise negative discretion against the maximum bonus to align each individual’s bonus with their own performance against objectives. In arriving at the actual bonus, the Committee considers the target bonus multiplied by the overall bonus funding percentage, adjusted up or down to reflect the executive’s overall contribution to the Company.

Annual bonuses for other bonus eligible employees

The performance objectives established for the EAIP also apply to the Company’s Annual Incentive Plan. Bonus participation is dependent upon an employee’s salary grade and individual performance against goals. The Committee undertakes a similar process to determine funding and bonus targets. The Committee reviews bonus payments by grade level to insure that individual bonuses are differentiated based on performance.

Long-term incentive compensation

In 2004, the Committee approved a new approach to long-term incentive compensation. The redesign took into account evolving practices at other major public corporations, changes in financial accounting practices, as well as the Company’s own critical objective of managing share usage and dilution while aligning each executive’s financial interests with those of the shareholders. Long-term incentives generally account for 70% of Mr. Snow’s target compensation; in addition 20% is annual bonus which may or may not be paid and 10% is base salary. For the other executives, long-term incentives generally account for 60% of total targeted compensation; in addition 15% is in annual bonus which may or may not be paid and 25% is base salary. In order to calculate total and targeted compensation, long-term incentives are assumed to have the value reported for financial accounting purposes. The actual value to the executive may be higher or lower depending on the performance of the Company’s stock.

Mix of restricted stock units and stock options. The Company’s long-term incentive compensation for employees at the manager level and above generally takes the form of a mix of stock options and restricted stock unit grants. From a total share perspective, awards generally consist of 70% options and 30% restricted stock units. The Company also maintains a broad-based equity compensation program for employees below the manager level primarily using stock options.

Stock options. The long-term incentive program calls for stock options to be granted with exercise prices equal to the market price of the Company’s stock on the date of grant and generally to vest ratably over three years, based on continued employment. The Committee will not grant stock options with exercise prices below the market price of the Company’s stock on the date of grant, and will not reduce the exercise price of stock option grants (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. Stock options are generally not transferable other than in connection with death or in limited circumstances to family trusts.

Restricted Stock Units. Restricted stock units generally vest after three years of service and are subject to limitations on transfer prior to vesting. Restricted stock units may be deferred by executives at their election.

Stock ownership and holding policy. The Chief Executive Officer, executive officers and other senior executives are subject to mandatory share ownership guidelines. The ownership requirement for the CEO is five times annual salary; the other executives have share ownership targets ranging from 1.5 – 3 times annual salary. The share ownership guidelines require executives to retain for their career between 75% and 100% of the shares they acquire under Medco’s equity compensation plans (after the payment of any exercise prices and applicable taxes) until the target is attained. Thereafter, the guidelines require executives to retain between 50% and 75% of these shares for six months after acquisition (one year in the case of the CEO). Share ownership guidelines are effective for up to one year after the executive’s employment with the Company terminates.

Benefits and perquisites

With limited exceptions, the Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to all employees of the Company. The Company generally does not provide perquisites and has limited those to annual executive physicals. Certain executive benefits that existed at Accredo prior to its merger with a subsidiary of the Company will be continued through 2007 pursuant to the merger agreement and Mr. Snow has been provided with an automobile allowance in accordance with his employment agreement (see “Employment Agreement—David B. Snow, Jr.”).

Total Compensation

In making decisions with respect to any element of an executive officer’s compensation, the Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus and long-term incentive compensation. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation Decisions for Fiscal 2005

Base salaries

In 2005, the Committee approved an increase in Mr. Snow’s salary from $1,000,000 to $1,100,000. In approving the increase, the Committee considered the factors previously mentioned under “Executive Compensation Policies—Salaries” along with the quality of his leadership in promoting strategic growth and the increase in shareholder value accumulated throughout 2004. The other named executive officers received discretionary merit increases based on individual performance as well as overall internal and external pay equity. Salary increases are generally effective April 1st.

Annual bonuses for named executive officers

At the beginning of fiscal 2005, the Committee established performance goals for fiscal 2005 bonuses. The performance measures were cash earnings per share, net new sales, customer satisfaction and member satisfaction and each measure was assigned a weighting. In setting these measures and determining the extent to which they were satisfied, the Committee excluded the impact of items (such as the share repurchase program) that it believed were not driven by the current performance of Company executives.

After the end of the fiscal year, the Committee determined that the performance target for Section 162(m) compliance set for the fiscal year under the Executive Annual Incentive Plan had been met. The Committee awarded bonuses to executive officers, including the named executive officers, based on the bonus funding and the criteria described above. The bonuses for the named executive officers are reflected in the Summary Compensation Table.

With respect to Mr. Snow, in evaluating the subjective component of his bonus, the Committee considered a variety of accomplishments by him during the fiscal year, including the Company’s financial results and year over year growth and improvement in shareholder value, the successful implementation of the Company’s Medicare program, the acquisition of Accredo Health, Incorporated and continued growth in the specialty pharmacy sector.

Long-term compensation

In fiscal 2005, the Committee awarded long-term compensation for executive officers named in the Summary Compensation Table pursuant to the long-term incentive compensation policies adopted in December 2004 and described above. The Committee awarded the named executive officers stock options and restricted stock units identified in the Summary Compensation Table.

In determining the annual grants of restricted stock units and options, the Committee considered market data on total compensation packages, the value of long-term incentive grants at targeted external companies, total shareholder return, share usage and shareholder dilution and, except in the case of the award to Mr. Snow, the recommendations of Mr. Snow.

Policy with respect to the $1 million deduction limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee designs certain components of executive compensation to permit full deductibility. The Committee believes, however, that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Compensation Committee

John L. Cassis, Chairperson

Howard W. Barker, Jr., CPA

Charles M. Lillis

Edward H. Shortliffe, M.D., Ph.D.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poors Healthcare Index and the Standard & Poor’s 500 Index for the period August 20, 2003 to December 31, 2005. Stock performance over the indicated period should not be considered indicative of future stock performance. The graph assumes that $100 was invested on August 20, 2003 in the Company’s Common Stock and in each index or composite, and that all dividends were reinvested on the date of payment without payment of commissions. No cash dividends have been declared on the Company’s Common Stock.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility to oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of both its internal auditors and its independent registered public accounting firm. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board and which is posted on the Company’s Investor Relations website under “Corporate Governance.” The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm performs an audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2005. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with respect to their audit.

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, PricewaterhouseCoopers LLP. We periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Audit Committee

Howard W. Barker, Jr., CPA, Chairperson

John L. Cassis

Michael Goldstein, CPA

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

STATEMENT ON CORPORATE GOVERNANCE

The Company strives to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company also reviews new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NYSE. The Company implements other corporate governance practices that it believes are in the best interests of the Company and its shareholders. The Company’s corporate governance guidelines, Code of Ethics and the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, are available on the Company’s website at www.medco.com/investor. Shareholders may also obtain a copy of these documents by sending a written request to Medco Health Solutions, Inc., 100 Parsons Pond Drive, F1-6, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

The Company values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s board. Directors are encouraged to obtain the consent of the Chairperson of the Corporate Governance and Nominating Committee and the CEO before accepting membership on other public company boards.

The Board of Directors conducts an annual review of the independence of its members. An independent director must not have any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors currently is composed of one employee director, Mr. Snow, and eight directors whom the Board of Directors has determined are “independent’ within the meaning of the rules of the NYSE. The NYSE listing requirements pertaining to director independence include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, taking into account all facts and circumstances, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Responses to questionnaires completed by the directors did not indicate any material relationships (e.g., banking, commercial, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors. The Board has not adopted any categorical standards of independence other than those promulgated by the NYSE.

If elected to the Board of Directors at the 2006 Annual Meeting, Mr. Stevens will be deemed to be non-independent under NYSE rules due to his current status as an employee of the Company. Mr. Stevens has advised the Company that he expects to terminate his status as an employee of the Company in August 2006; however, Section 303A of the NYSE’s Listed Company Manual stipulates that a director who is an employee of the Company is not independent until at least three years after the end of such employment relationship.

Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is “independent” within the meaning of the rules of the SEC and NYSE. The charter of each committee is in conformance with the applicable NYSE standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees may from time to time consider revisions to their respective charters to reflect evolving best practices.

The Board has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with shareholders. Michael Goldstein is currently the Company’s Lead Director.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present, and the Board’s Lead Director leads those sessions. Board members have access to all of the Company’s employees outside of Board meetings.

The Audit Committee hires, determines the compensation of, and reviews the scope of services performed by the independent registered public accounting firm. All the Audit Committee members meet NYSE standards for financial literacy. Mr. Barker and Mr. Goldstein have accounting or related financial management expertise, as required by NYSE standards, and are “audit committee financial experts” under SEC rules. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liabilities that are greater than those imposed on such person as an audit committee member in the absence of such designation. Mr. Goldstein is a member of the audit committees of four other public companies. The Company’s Board of Directors has determined that Mr. Goldstein’s service on other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee.

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates to the Board. The Company seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Company selects Board members based upon contributions they can make to the Board and management and their ability to represent the interests of the Company’s shareholders, regardless of gender or race. It is the Company’s policy to encourage directors to participate from time to time in appropriate continuing education programs. Directors are reimbursed in full for all such director education activities.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Any shareholder of the Company may recommend a director candidate for consideration by the Corporate Governance and Nominating Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 90 days or more than 120 days before the first anniversary of the date of the previous year’s annual meeting. The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. A shareholder should direct such recommendations to the Corporate Governance and Nominating Committee at the address set forth above.

The Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates in the same manner as other candidates. Upon identifying a director candidate, the Committee initially determines the need for additional or replacement Board members and evaluates the director candidate under the criteria described above based on the information it receives with the recommendation or otherwise possesses, which may be supplemented by additional inquires. The Corporate Governance and Nominating Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

The Company has established a Disclosure Committee comprised of senior managers who are actively involved in the disclosure process to coordinate and oversee the review procedures used each quarter, including at fiscal year end, to prepare periodic reports filed with the SEC.

The Company has adopted a Code of Ethics and requires all employees and members of the Board of Directors to adhere to the Code in discharging their work-related responsibilities. The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by the employees of concerns regarding accounting or auditing matters.

Shareholders may contact any of the Company’s directors, a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Office of the Secretary, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance Department and approved by a majority of the Company’s independent directors. Communications are distributed to the Board, or to any individual Director or Directors, as appropriate under the facts and circumstances. Junk mail, advertisements, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-employee director may request that any communications that have been excluded be made available.

Directors are expected to attend annual meetings of shareholders, and all of the then current directors attended the 2005 Annual Meeting.

The Company encourages share ownership by its directors, officers and employees to align their interests with the long-term interests of shareholders. The Company’s share ownership guidelines require members of the Board of Directors to own a minimum of 10,000 shares of the Company’s stock within three years of the commencement of Board service and impose a mandatory holding period of twelve months for all profit shares received by such Board members from the Company. Such holding period applies during Board service and for one year after the end of such service.

The Board of Directors has adopted formal stock ownership guidelines that set minimum expectations for ownership of stock by executive and senior management. The expected level of stock ownership for the Chief Executive Officer is five times the base salary. For other executive officers and selected members of senior management, the expected levels of stock ownership are three and one and one-half times base salary, respectively. Annual grants to executive and senior management of restricted shares and/or restricted units are included in the determination of the ownership guideline amount upon vesting. Stock issuable upon the exercise of stock options held by executives is not considered in determining whether these guidelines have been met.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of

Section 16(a) reports that the Company has received from such persons or entities for transactions in its Common Stock and their Common Stock holdings for the fiscal year ended December 31, 2005 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2005, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the 2005 Fiscal Year is being mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the 2005 Fiscal Year with the Securities and Exchange Commission on March 3, 2006. Shareholders may obtain a copy of the Company’s 10-K (without exhibits or documents incorporated by reference) or the Annual Report to Shareholders, without charge, by visiting the Investor Relations section of the Company’s website at www.medco.com/investor, or by writing to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President, General Counsel and Secretary

Dated: April 14, 2006

ADMISSION TICKET

Annual Meeting of Shareholders Wednesday, May 24, 2006, 10:00 a.m.

Woodcliff Lake Hilton 200 Tice Boulevard Woodcliff Lake, New Jersey 07677

HILTON WOODCLIFF LAKE is reached via the Garden State Parkway, Exit 171 from the northbound lanes. From Exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel  1/2 mile. Take 2nd left onto Tice Blvd. The hotel is 500 yards on your left.

Use The Amphitheater Entrance.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 171 and follow directions above.

FROM NEW JERSEY & NORTH, ROUTE 287: Take Route 287 North to Route 17 South (Mahwah). Follow Route 17 South to Woodcliff Lake—Saddle River exit (approx. 6 miles) onto East Allendale Avenue and follow to the end. Turn left onto Chestnut Ridge Road and follow to light at Tice’s Corner. Turn left and go to end. Turn left onto Tice Blvd. The hotel is 200 yards on left.

FROM NEWARK AIRPORT: Take Route 78 West to Garden State Parkway North. Follow directions for leaving Parkway at Exit 171. FROM NEW YORK CITY: Take George Washington Bridge to New Jersey. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM LA GUARDIA AIRPORT: Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Follow directions from New York City.

FROM KENNEDY AIRPORT: Leave airport via Van Wyck Expressway to Grand Central Parkway. Follow directions from LaGuardia Airport. FROM UPSTATE NEW YORK: Leave New York State Thruway at Exit 14A onto Garden State Pkwy Extension. Take first Exit—School House Road. From Exit ramp turn left onto School House Road, turn right at light onto Summit Avenue. Turn left onto Chestnut Ridge Road. Travel 1  1/2 miles and take right onto Tice Blvd. The hotel is 500 yards on left.

FROM NEW ENGLAND AND WESTCHESTER AREA: Via Connecticut Turnpike (I-95) or Westchester Expressway (I-287), cross the Hudson River via the Tappan Zee Bridge. Proceed along N.Y. State Thruway to Exit 14A. Follow directions from Upstate N.Y.

This ticket, along with a form of personal identification, will admit the named Shareholder(s). Cameras, tape recorders and other video recording equipment are not permitted in the meeting.

This Proxy is Solicited on Behalf of the Board of Directors of

Medco Health Solutions, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 24, 2006 and the Proxy Statement and appoints David B. Snow, Jr., and David S. Machlowitz, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Medco Health Solutions, Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on Wednesday, May 24, 2006 at 10:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made (including not withholding authority to vote for any nominee), this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side.

MEDCO HEALTH SOLUTIONS, INC. 100 PARSONS POND DRIVE INVESTOR RELATIONS/F1-6 FRANKLIN LAKES, NJ 07417

YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 23, 2006. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Medco Health Solutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 23, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Medco Health Solutions, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MEDCO1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDCO HEALTH SOLUTIONS, INC.

The Board of Directors recommends a vote FOR the director nominees and the proposals listed below. Proposal 1

To elect four Class III directors to serve until the 2009 Annual Meeting or until their respective successors are duly elected and qualified.

Nominees: 01) Lawrence S. Lewin

02) Charles M. Lillis

03) Edward H. Shortliffe

04) David D. Stevens

For All Withhold For All For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

For Against Abstain

Proposal 2

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 30, 2006.

The Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as name or names appear on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, give full title. If there is more than one named shareholder, all should sign unless evidence of authority to sign on behalf of others is attached.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

For address changes and/or comments, please check this box and write them on the back where indicated:

Yes No

Please indicate if you plan to attend the annual meeting:

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners, if applicable) Date